SECURITIES AND EXCHANGE COMMISSION
                          Washington, DC   20549

                                FORM 12b-25

Notification of Late Filing

Commission File Number     1-1212

(Check One)
 ___                                          __
/___/   Form 10-K and Form 10-KSB            /__/    Form 11-K
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/___/  Form 20-F    /_X_/  Form 10-Q and Form 10-QSB     /___/  Form N-SAR

For Period ended        June 30, 2003.
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/___/   Transition Report on Form 10-K and Form 10-KSB
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/___/   Transition Report on Form 20-F
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/___/   Transition Report on Form 11-K
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/___/   Transition Report on Form 10-Q and Form 10-QSB
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/___/   Transition Report on Form N-SAR

      For the transition period ended __________________________

PART I
REGISTRANT INFORMATION

Full name of registrant                    DRIVER-HARRIS COMPANY
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Address of principal executive office        200 Madison Avenue
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City, State and Zip Code                 Convent Station, NJ  07960
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PART III
NARRATIVE

The Company relocated finance and administration offices and is implementing new systems as a result.

PART IV
OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

                              Frank L. Driver
                              (973) 267-8100

(2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?

                   ____                  ___
                  /_x__/    Yes         /___/     No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                   ___                  ___
                  /___/     Yes        /_x_/    No

Driver-Harris Company
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(Name of Registrant as Specified in Charter)

     Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date  August 14, 2003                  By:  Frank L. Driver
                                         Chief Financial Officer